Exhibit 99.1

Countrywide Home Loans company logo here

400 Countrywide Way
Simi Valley, California 93065-6298

March 25, 2005

Morgan Stanley ABA Capital 1 Inc.
Re: CDC 2004-HE1, CDC2004-HE2, CDC 2004-HE3, IXIS 2004-HE4
1585 Broadway
New York, NY 10036

Deutsche Bank
Re: CDC 2004-HE1, CDC2004-HE2, CDC 2004-HE3, IXIS 2004-HE4
1761 E. St, Andrews Place
Santa Ana, Ca 92705

JPMorgan Chase Bank, N.A.
4 New York Plaza - 6th Floor
New York, NY 10004

OFFICER'S CERTIFICATE

I, Joseph Candelario, herby certify that I am the First Vice President, Loan Administration of Countrywide Home loans, Inc., fka Countrywide Funding Corporation. I further certify, with respect to the Pooling and Servicing Agreements, listed on Exhibit I hereto (the "Agreements"), for Countrywide Home Loan Servicing LP (the "Servicer"), the following:

I have reviewed the activities and performance of the Servicer during the Fiscal year ended December 31, 2004 under the Agreements and, to the best of my knowledge, based on my review, the Servicer has fulfilled all of its duties, responsibilities or obligations under the Agreements throughout the fiscal year.

By: /s/: Joseph Candelario
Joseph Candelario
Date: March 25, 2005
First Vice President
Compliance Officer
Loan Administration

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re: Investor Numbers
See Deal Name Listing on Exhibit 1
See Deal Name Listing on following page

Exhibit 1

1. CDC Mortgage Capital Trust 2004-HE1: Pooling and Servicing Agreement, dated as of February 1, 2004.

2. CDC Mortgage Capital Trust 2004-HE2: Pooling and Servicing Agreement, dated as of May 1, 2004.

3. CDC Mortgage Capital Trust 2004-HE3: Pooling and Servicing Agreement, dated as of August 1, 2004.

4. IXIS Real Estate Capital Trust 2004-HE4: Pooling and Servicing Agreement, dated as of November 1, 2004.